LICENSE AGREEMENT

      License Agreement (hereinafter referred to as ("AGREEMENT") entered into this 1st day of July, 1996, by and between Parlex Corporation, a Massachusetts corporation with a principal place of business at 145 Milk Street, Methuen, Massachusetts 01844 (hereinafter referred to as ("PARLEX"), and Pucka Industrial Co., Ltd.., a Taiwan corporation with a principal place of business at No. 13, Lane 417, Min An Road, Hsin Chung, Taipei, Taiwan, R.O.C.(hereinafter referred to as "PUCKA").

      WHEREAS, PARLEX has designed, developed and patented certain Flexible Circuit Technology (as defined below) to manufacture certain Products (as defined below) and wishes to transfer to PUCKA, a nonexclusive, nontransferable, area specific license and right to use and practice such Flexible Circuit Technology on the terms and conditions as provided for herein; and

      WHEREAS, PUCKA is desirous of acquiring such Flexible Circuit Technology with such right to use and practice such Flexible Circuit Technology for the purposes and on the terms and conditions as provided for herein.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

Section 1.  DEFINITIONS

      A. Flexible Circuit Technology: The term "Flexible Circuit Technology", as used herein, shall mean the process described in U.S. patent 5,334,800 and U.S. patent 5,334,800 Rev. 1 Amendment A as well as any future amendments and revisions used by PARLEX as of the Effective Date (as defined below) to manufacture the circuits described under the definition of Products, including engineering and manufacturing documents and drawings, written procedures, processes, prints and process sheets now being used by PARLEX in the manufacture, use and sale of the Products (as defined below).

      B. Products: The term "Products" as used herein, shall mean all single-sided and double-sided flexible circuits with silver shielding using Flexible Circuit Technology..

      C. Effective Date: The term "Effective Date", as used herein, shall mean the date of this Agreement, the 1st day of July, 1996.

      D. License Year: The term "License Year", as used herein, shall mean a twelve (12) calendar month period; provided, however, that the first License Year shall commence on the Effective Date of this Agreement and end on December 31, 1996, and the subsequent License Years shall mean each twelve (12) calendar month period thereafter.

Section 2.  GRANT OF LICENSE

      2.1 Subject to the terms and conditions of this Agreement, PARLEX hereby grants to PUCKA an exclusive, nontransferable, area specific license and right to use and practice such Flexible Circuit Technology, without the right to grant sublicenses, for the sole purpose of using the Flexible Circuit Technology to design, develop, market, manufacture and sell the Products solely in Taiwan. PARLEX will consider, on a written case by case basis, allowing PUCKA to sell to customers outside of Taiwan.

      2.2 Notwithstanding the foregoing, PARLEX hereby reserves the right to develop, manufacture and sell the Products to its existing and future customers worldwide.

      2.3 PUCKA shall use commercially reasonable efforts to manufacture and sell the Flexible Circuit Technology to the fullest extent possible. Pucka shall, at its own expense, provide, keep, maintain and operate a modern plant(s) designed for and equipped with the necessary machinery and equipment for manufacturing and processing the Products as well as any other equipment, materials and supplies which are necessary to promptly supply all demands and requirements for the Products. Pucka shall maintain at all times in its plant(s) the necessary personnel (including qualified and experienced management) for manufacturing, processing and selling the Products, and shall operate all departments of its plant(s) in accordance with standards of orderliness, cleanliness and appearance as specified by PARLEX.

      2.4 PUCKA shall act as an independent contractor and will not be subject to the will and control of PARLEX. Neither PUCKA or its employees are in any sense employees of PARLEX and PUCKA and its employees are not authorized to commit any acts which might be construed as acts of PARLEX. Both parties shall have no authority to bind the other in any respect. It is agreed and understood that PUCKA and its employees are not employees of PARLEX under the meaning or application of any federal or state unemployment insurance law, or the social security law, tax law or any workmen's compensation law that relate to employer/employee relationships. PUCKA hereby agrees to assume all liabilities or obligations imposed by or incurred as a result of anyone or more of the above-enumerated laws with respect to its employees and their performance under this Agreement.

      2.5 During the term of this Agreement, PUCKA shall have the right to indicate to the public that it is an authorized manufacturer of the Products and to use PARLEX's trademarks, marks, and trade names that PARLEX may adopt from time to time ("Trademarks") solely for the sale of the Products. Nothing herein shall grant to PUCKA any right, title or interest in the Trademarks. At no time during or after the term of this Agreement shall PUCKA challenge or assist others to challenge the Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to the Trademarks.

      2.6 All representations of the Trademarks that PUCKA intends to use shall first be submitted to PARLEX for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by PARLEX. If any of the Trademarks are to be used in conjunction with another trademark on or in relation to the Products, then PARLEX's mark shall be presented equally legibly, equally prominently, and of equal or greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

      2.7 Upon termination of this Agreement, PUCKA shall immediately cease displaying, advertising, and using the Trademarks, and shall not hereafter use, advertise or display any name, mark, or logo which is or any part of which is similar to or capable of being confused with any of the Trademarks.

Section 3.  TRANSFER OF TECHNOLOGY AND TECHNICAL ASSISTANCE

      3.1 PARLEX shall to the extent practicable, provide at its facilities in Methuen, Massachusetts, training and instruction of PUCKA personnel in the use of the Flexible Circuit Technology for the manufacture of the Products. Such training and instruction by PARLEX shall be according to EXHIBIT A. If at any time during the term of this Agreement PUCKA desires additional training and instruction beyond that outlined in EXHIBIT A, PARLEX shall provide such additional training and instruction to the extent agreed upon by the parties and at a charge by PARLEX of one thousand U.S.Dollars ($1,000) per day or fraction thereof and subject to the availability of PARLEX personnel.

      3.2 Upon PUCKA's reasonable request made during the term of this Agreement, PARLEX shall give or shall cause to be given to PUCKA such technical assistance after the date hereof as PUCKA and its employees may reasonably require in connection with the transfer of Flexible Circuit Technology provided in the preceding paragraph and to enable PUCKA to fully utilize the Flexible Circuit Technology to manufacture and sell Products as heretofore manufactured and sold by PARLEX and to provide services as heretofore provided by PARLEX. The term "technical assistance" as used herein shall refer solely to consultation provided either by telephone or facsimile and there is no obligation expressed or implied that PARLEX will be expected to travel or visit for or at the request of PUCKA. However, if PARLEX agrees to send personnel anywhere for or at the request of PUCKA, then all expenses, including salaries, shall be paid for by PUCKA.

      3.3 All costs incurred to provide technical assistance and training to PUCKA and its employees, as contemplated by Sections 3.1 and 3.2 above, including travel, living, lodging, and all other expenses, shall be borne by PUCKA.

      3.4 In accordance with the provisions of section 3.1 above PARLEX and PUCKA agree to Exhibit A below.

      3.5 PARLEX may request PUCKA to provide technical or sales service to existing or future customers in Taiwan. Costs incurred by PUCKA will be reimbursed by PARLEX only when specifically approved in advance. The exact cost to provide this service shall be determined by PUCKA on a case-by-case basis and submitted to PARLEX prior to commencement of the service.

Section 4.  FLEXIBLE CIRCUIT TECHNOLOGY OWNERSHIP

      4.1 PUCKA acknowledges and agrees that PARLEX is the sole and exclusive owner of all right, title and interest, including all business or technical information proprietary to PARLEX and all trademarks, copyrights, patents, trade names, trade secrets and other intellectual property rights, in and to the Flexible Circuit Technology and Products and all products or information derived or to be derived from PUCKA'S use of said Flexible Circuit Technology and manufacture of the Products.

      4.2 PUCKA understands and acknowledges that the rights granted under this Agreement do not constitute a license to use the Flexible Circuit Technology and manufacture the Products for any reason or purpose other than as specified herein.

Section 5.  ROYALTIES AND PAYMENTS

      5.1  *

      5.2 The term "Net Sales Price", as used in this Section 5 and for purposes hereof, shall mean PUCKA's actual invoice price less cash and quantity discounts, and duties, excise and sales taxes paid.

      5.3  *

_______________________
<F*> Confidential information has been omitted and filed separately with the
     Commission.

Section 6.  WARRANTIES AND REPRESENTATIONS

      6.1 PUCKA warrants and represents that it will in good faith provide PARLEX with all information relative to any modification, enhancements or improvement made to the manufacturing equipment, raw materials, processes or any other aspect of the Flexible Circuit Technology.

      6.2 PARLEX warrants and represents that it will in good faith provide PUCKA will all information relative to any modification, enhancements or improvement made to the manufacturing equipment, raw materials, processes or any other aspect of the Flexible Circuit Technology.

      6.3 PUCKA and PARLEX warrant and represent to each other that neither the execution, delivery nor performance of this Agreement will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of either party's Articles of Organization or Bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule, or regulation or any order, judgment or decree to which either is a party or by which it may be bound or affected. Both parties have the full power and authority to enter into this Agreement and to carry out the transactions contemplated thereby, all proceedings required to be taken by them to authorize the execution, delivery and performance of this Agreement and all other agreements relating hereto or contemplated hereby have been properly taken and this Agreement constitutes a valid and binding obligation.

      6.4 PUCKA and PARLEX warrant and represent to each other that there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to their knowledge threatened, against or relating to either party and the transactions contemplated by this Agreement, and neither party knows or has reason to be aware of any basis for the same.

      6.5 PARLEX warrants and represents that it is the owner of the right, title and interest in the Flexible Circuit Technology and that it has full right to grant the rights set forth in this Agreement. PARLEX also warrants and represents that there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement. PARLEX makes no other representations or warranties, express or implied, nor does it assume any liability in respect of any infringement of patents or other rights of third parties due to PUCKA's operation under the rights granted herein.

      6.6 PUCKA warrants and represents that it will maximize its best efforts to manufacture and sell the Products.

Section 7.  COVENANT NOT TO COMPETE

      7.1 As further consideration for PARLEX's agreement to license the Flexible Circuit Technology under the terms and conditions of this
Agreement,     *.

_______________________
<F*> Confidential information has been omitted and filed separately with the
     Commission.

      7.2 PUCKA agrees and acknowledges PARLEX will suffer irreparable injury and damage and cannot be reasonably or adequately compensated in monetary damages for the loss by PARLEX of its benefits or rights under this Agreement as a result of a breach, default or violation by PUCKA of its obligations thereunder. Accordingly, PARLEX shall be entitled, in addition to all other remedies which may be available to it (including monetary damages), to injunctive and other available equitable relief in any court of competent jurisdiction to prevent or otherwise restrain or terminate any actual or threatened breach, default or violation by PUCKA of any provision thereunder or to enforce any such provision. Any legal action or other proceeding for any purpose with respect to this covenant shall be brought exclusively in any court of competent jurisdiction sitting in the Commonwealth of Massachusetts, and the parties hereto agree to submit to the jurisdiction of such court and to comply with all requirements necessary to give such court exclusive jurisdiction thereof. The losing party to any such proceeding shall pay all costs (including reasonable attorney's fees) of all parties with respect to that proceeding.

      7.3 It is acknowledged further by PUCKA that this provision is restrictive but is necessary to induce PARLEX to enter into this Agreement.

Section 8.  INDEMNIFICATION

      8.1 PUCKA agrees to indemnify and hold PARLEX harmless from and against any and all claims, damages, expenses, debts, demands, actions, causes of action, suits, costs and liabilities whatsoever (including reasonable attorneys' fees and costs of investigation and preparation) which may be brought against PARLEX by any third party arising out of, in connection with or related in any way to the design, manufacture, sale, use and marketing of the Flexible Circuit Technology and/or the Products including but not limited to, all product liability claims and patent infringement claims.

      8.2 PUCKA assumes full responsibility for any use by it of the Flexible Circuit Technology as well as the Products manufactured by it using the Flexible Circuit Technology.

Section 9.  CONFIDENTIALITY

      9.1 PUCKA hereby covenants and agrees to keep and cause to be kept secret and confidential all business and technical information (whether written or oral) including the Flexible Circuit Technology and will not divulge, publish or use any such information to any person or persons, firms or corporations, nor use the same for its or their own benefit.

      9.2 PUCKA has or will require all of its employees and consultants who have access to any of the Flexible Circuit Technology to execute agreements similar in content to Section 9 and will exercise its best efforts to obtain compliance therewith.

Section 10.  RECORDS AND REPORTS

      10.1     *.

_______________________
<F*> Confidential information has been omitted and filed separately with the
     Commission.

      10.2 PUCKA shall keep, for at least the three (3) most recent License Years, accurate books and records of the number and type of all Products sold, the amount of sales thereof and the royalties owed PARLEX.

      10.3 PARLEX may, on reasonable notice, have its duly authorized agent or representative, inspect, check, and verify all such books and records either at PUCKA's business premises or at a place mutually agreed upon. The agent's reports and the aforesaid royalty statements, and the information contained therein, shall be maintained in confidence by PARLEX.

Section 11.  NOTICES

      11.1 All notices required or permitted to be sent or delivered under the terms of this Agreement shall be considered to have been duly sent or delivered when sent by certified or registered mail, return receipt requested, postage prepaid, and addressed to the party for whom or for which intended at such party's address herein above set forth or to such other address or addresses as may be designated by like notice.

Section 12.  TERM

      12.1 This Agreement shall be in full force and effect commencing with the date of execution of this Agreement and shall continue in full force and effect for a term of five years. In addition to all other remedies available to the parties under the law, and except as otherwise provided herein, this Agreement may be terminated by either party as specifically provided herein:

            (a) PARLEX may, upon thirty (30) days written notice to PUCKA terminate this Agreement if PUCKA fails to make any payment in compliance with the terms of this Agreement. However, notwithstanding the foregoing, PUCKA shall have the right to cure said default for failure to make payment if within ten (10) days after the date of breach it tenders the overdue payment.

            (b) If a petition of bankruptcy or any arrangement for the benefit of creditors or a petition for reorganization is filed by or against either party, or if either party makes an assignment for the benefit of creditors; or if a receiver (permanent or temporary) of either parties' property or any party thereof, is appointed by a court of competent authority.

            (c)  Except as otherwise provided above in sub sections (a)and
      (b), if either party defaults in the performance of any term, condition or obligation hereunder, and if such default is not cured within thirty (30) days after written notice by the non-defaulting party.

      12.2 Upon termination, the due dates for royalties owed by PUCKA to PARLEX shall be accelerated automatically so that such amounts become due and payable on the Effective Date of Termination regardless of the payment term provisions set forth in this Agreement.

      12.3 All engineering and manufacturing documents, processes, written procedures, print and process sheets, trademarks, trade names, patents, designs, drawings, formulas or other data, photographs, samples, literature and sales aids of every kind shall remain the property of PARLEX. Within thirty (30) days after termination of this Agreement for any reason, PUCKA shall prepare all such items in its possession for shipment as PARLEX may direct, at PARLEX's expense. PUCKA shall not make or retain any copies of any confidential items or information which may have been entrusted to it.

      12.4 The provisions of Sections 4,5,6,7,8,9,and 13 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

Section 13.  USE OF FLEXIBLE CIRCUIT TECHNOLOGY AFTER
             EXPIRATION OR TERMINATION OF AGREEMENT

      13.1. Upon expiration of this Agreement, or upon termination of this Agreement by either party, the obligations of both parties to maintain the confidentiality of the Flexible Circuit Technology under Section 11 hereof shall continue. All rights and Licenses granted to PUCKA under this Agreement shall immediately cease and terminate and PUCKA shall immediately cease all new developments of projects with the customers. PUCKA shall have the right to continue to supply current customers with parts produced for those customers at the date of termination until the current purchase order runs out.

Section l4.  GOVERNING LAW

      14.1 This Agreement, executed in duplicate, shall be interpreted in accordance with and its performance shall be governed by the laws of the Commonwealth of Massachusetts. Any litigation or legal action between the parties concerning this Agreement shall take place in a court of competent jurisdiction in the Commonwealth of Massachusetts. PUCKA hereby consents to and submits itself to the jurisdiction of the Commonwealth of Massachusetts and agrees to appear in any such action upon written notice thereof.

      14.2. All rights and remedies available to PARLEX shall be cumulative and in addition to all rights and remedies available to PARLEX under all applicable laws, including without limitation, the Uniform Commercial Code in effect in Massachusetts. No waiver of any right or remedy available to PARLEX in any instance shall constitute a waiver of any other right of remedy.

Section l5.  BINDING EFFECT AND SEVERABILITY

      15.1. The terms of this Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the executors, administrators, successors, assigns and transferees of the parties hereto. In case any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of any other term of this Agreement shall in any way be affected thereby.

      15.2. This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior understandings and agreements, both oral and written as to the subject matter of this Agreement, and cannot be amended, changed, modified, or terminated without the consent in writing of both parties hereto.

Section l6.  NON-WAIVER

      16.1 The failure of PARLEX, at any time or from time to time, to enforce or require the strict keeping and performance of any of the terms or conditions of this Agreement shall not constitute nor be construed to be a waiver of such terms or conditions in any way. The exercise by PARLEX of any right arising thereunder shall not preclude nor prejudice it from thereafter exercising the same or any other right nor shall the waiver of any breach of the Agreement prevent a subsequent enforcement of such term or obligation or be deemed to be a waiver of a subsequent breach.

Section l7.  ASSIGNABILITY

      17.1 Neither party hereto shall, during the term of this Agreement, assign, transfer or otherwise dispose of this Agreement or its interests, rights and obligations in or under this Agreement, without the prior written approval of the other party hereto, except that either party may assign this Agreement without approval of the other party, to a wholly-owned subsidiary of the assigning party.

Section l8.  LANGUAGE

      18.1 This Agreement is in the English language, and is to be governed and interpreted in the English language, and is executed in duplicate originals, one duplicate to be retained by each party hereto.

Section 19.  HEADINGS

      19.1 Any headings in this Agreement are inserted for convenience only and shall not constitute a part hereof for any purpose whatsoever.

Section 20.  SUCCESSION

      20.1 This agreement has override and supersede all previous License Agreements.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives as of the day and year first above written.


                                    PARLEX CORPORATION



                                    By:________________________
                                         PETER J. MURPHY,
                                         PRESIDENT



                                    PUCKA INDUSTRIAL CO., LTD.


                                    By:________________________
                                         SANDO CHEN,
                                         PRESIDENT

                                  EXHIBIT A

1.0 Training and Technology Transfer

      1.1  PHASE I

PUCKA agrees to send up to 3 individuals to PARLEX for a period of 2 months maximum for training in the areas of:

      *

      1.2  PHASE II

PUCKA agrees to send up to 3 individuals to PARLEX for a period of 2 months maximum for training in the following areas:

      *

2.0  Cost Considerations

      2.1      *             Should PUCKA request the additional support,
the cost shall be paid for these services under the provisions of the basic AGREEMENT.

3.0  Equipment Procurement

      3.1      *

      3.2      *

4.0  Timing

      4.1  PHASE I

      -  PARLEX procure and ship equipment            *

      -  PARLEX commence training of PUCKA            *

      4.2  PHASE II

      -  PARLEX procure and ship equipment            *

      -  PARLEX commence training of PUCKA            *

- PARLEX commits to "best effort" in our attempt to meet the procurement and ship schedule however, due to the uncertainty of equipment manufacture performance we are unable to guarantee these dates.

_______________________
<F*> Confidential information has been omitted and filed separately with the
     Commission.